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                                                                    EXHIBIT 4.04



                            SYSTEMS/LINK CORPORATION
                             1999 STOCK OPTION PLAN


   1.    ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

                1.1 ESTABLISHMENT. The plan shall be known as the "SYSTEMS/LINK CORPORATION 1999 STOCK OPTION PLAN."

                1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company.

                1.3 TERM OF PLAN. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the Effective Date. Notwithstanding the foregoing, if the maximum number of shares of Stock issuable pursuant to the Plan as provided in Section 4.1 has been increased at any time, all Incentive Stock Options shall be granted, if at all, no later than the last day preceding the tenth (10th) anniversary of the earlier of
         (a) the date on which the latest such increase in the maximum number of shares of Stock issuable under the Plan was approved by the stockholders of the Company or (b) the date such amendment was adopted by the Board.

   2.    DEFINITIONS AND CONSTRUCTION.

                2.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

            (a) "BOARD" means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, "Board" also means such Committee(s).

            (b) "CODE" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated



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        thereunder.

            (c) "COMMITTEE" means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

            (d) "COMPANY" means SYSTEMS/LINK CORPORATION, a Delaware corporation, or any successor corporation thereto.

            (e) "CONSULTANT" means any person, including an advisor, engaged by the Company to render services other than as an Employee or a Director.

            (f) "DIRECTOR" means a member of the Board of the Company.

            (g) "EMPLOYEE" means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of the Company; provided, however, that neither service as a Director nor payment of a director's fee shall be sufficient to constitute employment for purposes of the Plan.

            (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            (i) "FAIR MARKET VALUE" means, as of any date, the value of a share of stock or other property as determined by the Board, in its sole discretion, or by the Company, in its sole discretion, if such determination is expressly allocated to the Company herein.

            (j) "INCENTIVE STOCK OPTION" means an option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

            (k) "INSIDER" means an officer or a Director of the Company or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

            (l) "NONSTATUTORY STOCK OPTION" means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

            (m) "OPTION" means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.



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            (n) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of the Option granted to the Optionee and any shares acquired upon the exercise thereof.

            (o) "OPTIONEE" means a person who has been granted one or more Options.

            (p) "PARENT CORPORATION" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

            (q) "RULE 16H-3" means Rule 16h-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

            (r) "SECTION 162(M)" means Section 162(m) of the Code, as amended by the Revenue Reconciliation Act of 1993 (P.L. 103-66).

            (s) "STOCK" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

            (t) "SUBSIDIARY CORPORATION" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

            (u) "TEN PERCENT OWNER OPTIONEE" means an optionee who, at the time an option is granted to the Optionee, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Company within the meaning of Section 422(b)(6) of the Code.

         2.2 CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and the term "or" shall include the conjunctive as well as the disjunctive.

   3.    ADMINISTRATION.

         3.1 ADMINISTRATION BY THE BOARD. The Plan shall be administered by the Board, including any duly appointed Committee of the Board. All questions of interpretation of the Plan or of any Option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option.

         3.2 POWERS OF THE BOARD. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its sole discretion:

              (a) to determine the persons to whom, and the time or



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times at which, Options shall be granted and the number of shares of Stock to be subject to each Option;

              (b) to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

              (c) to determine the Fair Market Value of shares of Stock or other property;

              (d) to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Optionee's termination of employment or service with the Company on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

              (e) to approve one or more forms of Option Agreement;

              (f) to amend, modify, extend, or renew, or grant a new option in substitution for, any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

              (g) to accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Optionee's termination of employment or service with the Company;

              (h) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted options; and

              (i) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Board may deem advisable to the extent consistent with the Plan and applicable law.

         3.3 DISINTERESTED ADMINISTRATION. With respect to



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participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the "disinterested administration" requirements of Rule 16b-3, if any.

         3.4 COMMITTEE COMPLYING WITH SECTION 162(m). If a Company is a "publicly held corporation" within the meaning of Section 162(m), the Board may establish a Committee of "outside directors" within the meaning of Section 162(m) to approve the grant of any Option which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

   4.    SHARES SUBJECT TO PLAN.

         4.1 MAXIMUM NUMBER OF SHARES ISSUABLE. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million (1,000,000) shares. If an outstanding option for any reason expires or is terminated or canceled or shares of Stock acquired, subject to repurchase, upon the exercise of an Option are repurchased by the Company, the shares of Stock allocable to the unexercised portion of such option, or such repurchased shares of Stock, shall again be available for issuance under the Plan.

         4.2 ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 8.1) shares of another corporation (the "NEW SHARES"), the Board may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded up or down to the nearest whole number, as determined by the Board, and in no event may the exercise price of any option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

   5.    ELIGIBILITY AND OPTION LIMITATIONS.



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         5.1 PERSONS ELIGIBLE FOR OPTIONS. Options may be granted only to
Employees, Consultants, and Directors. For purposes of the foregoing sentence, "Employees" shall include prospective Employees to whom Options are granted in connection with written offers of employment with the Company, and "Consultants" shall include prospective Consultants to whom Options are granted in connection with written offers of engagement with the Company. Eligible persons may be granted more than one (1) Option. No member of the Committee shall be eligible to participate in the Plan while a member of the Committee.

         5.2 DIRECTORS SERVING ON COMMITTEE. At any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, no member of a Committee established to administer the Plan in compliance with the "disinterested administration" requirements of Rule 16b-3, if any, while a member, shall be eligible to be granted an Option.

         5.3 OPTION GRANT RESTRICTIONS. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences service with the Company, with an exercise price determined as of such date in accordance with Section 6.1.

         5.4 FAIR MARKET VALUE LIMITATION. To the extent that the aggregate Fair Market Value of stock with respect to which options designated as Incentive Stock Options are exercisable by an optionee for the first time during any calendar year exceeds One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.4, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.4, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this
Section 5.4, the Optionee may designate which portion of such Option the Optionee is exercising and may request that separate certificates representing each such portion be issued upon the exercise of the Option. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first.



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   6.    TERMS AND CONDITIONS OF OPTIONS.

         Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

         6.1 EXERCISE PRICE. The exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (a) the exercise price per share for an option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if (a) such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code, or (b) such Option is deemed to have been granted as a consequence of an amendment (other than an amendment of the exercise price) made to an outstanding Option, the exercise price of which is less than the minimum exercise price set forth above on the date of such deemed option grant.

         6.2 EXERCISE PERIOD. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such option; provided, however, that (a) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no option granted to a prospective Employee or prospective Consultant may become exercisable prior to the date on which such person commences service with the Company.

         6.3 PAYMENT OF EXERCISE PRICE.

               (a) FORMS OF CONSIDERATION AUTHORIZED. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than



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the exercise price, (iii) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "CASHLESS EXERCISE"), (iv) by the Optionee's promissory note in a form approved by the Company, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by adoption of or by amendment to the standard forms of Option Agreement described in Section 7, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

               (b) TENDER OF STOCK. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. Unless otherwise provided by the Board, an option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

               (c) CASHLESS EXERCISE. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

               (d) PAYMENT BY PROMISSORY NOTE. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine at the time the Option is granted. The Board shall have the authority to permit or require the Optionee to secure any promissory note used to exercise an option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company's securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

         6.4 TAX WITHHOLDING. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the



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Optionee the tender of, a number of whole shares of Stock having a Fair Market
Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such Option or the shares acquired upon the exercise thereof. Alternatively or in addition, in its sole discretion, the Company shall have the right to require the Optionee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Option or the shares acquired upon the exercise thereof. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Company's tax withholding obligations have been satisfied by the Optionee.

         6.5 REPURCHASE RIGHTS. Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its sole discretion at the time the option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Optionee shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

   7.    STANDARD FORMS OF OPTION AGREEMENT.

         7.1 INCENTIVE STOCK OPTIONS. Unless otherwise provided by the Board at the time the Option is granted, an Option designated as an "Incentive Stock Option" shall comply with and be subject to the terms and conditions set forth in the forms of Incentive Stock Option Agreements adopted by the Board concurrently with its adoption of the Plan and as amended from time to time.

         7.2 NONSTATUTORY STOCK OPTIONS. Unless otherwise provided by the Board at the time the Option is granted, an option designated as a "Nonstatutory Stock Option" shall comply with and be subject to the terms and conditions set forth in the form of Nonstatutory Stock Option Agreement adopted by the Board concurrently with its adoption of the Plan and as amended from time to time.

         7.3 STANDARD TERM OF OPTIONS. Except as otherwise provided in Section
6.2 or by the Board in the grant of an Option, any Incentive Stock Option granted hereunder shall have a term of ten (10) years from the effective date of grant of the option.



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         7.4 AUTHORITY TO VARY TERMS. The Board shall have the authority from time to time to vary the terms of any of the standard forms of Option Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable subject to the Company's right to repurchase any unvested shares of Stock acquired by an Optionee upon the exercise of an option in the event such Optionee's employment or service with the Company is terminated for any reason, with or without cause.

   8.    TRANSFER OF CONTROL.

         8.1 DEFINITIONS.

               (a) An "OWNERSHIP CHANGE EVENT" shall be deemed to have occurred if any of the following occurs with respect to the Company:

                      (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%)of the voting stock of the Company;

                      (ii) a merger or consolidation in which the Company is a party;

                      (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

                      (iv) a liquidation or dissolution of the Company.

               (b) A "TRANSFER OF CONTROL" shall mean an Ownership Change Event or a series of related Ownership Change Events(collectively, the "TRANSACTION") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "TRANSFEREE CORPORATION(S)"), as the case may



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be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

          8.2 EFFECT OF TRANSFER OF CONTROL ON OPTIONS. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "ACQUIRING CORPORATION"), shall assume the Company's rights and obligations under outstanding Options; except, however, that the outstanding Options shall be deemed to vest at the earlier of (i) the original vesting date, or (2) at the rate of twenty-five (25%) percent per year. If the Options are prior performance Options, the Option shall be deemed to fully vest immediately. The exercise or vesting of any Option that was permissible solely by reason of this Section 8.2 shall be conditioned upon the consummation of the Transfer of Control.

   9. INITIAL PUBLIC OFFERING OF STOCK. If there is a completed an initial public offering of the Stock of the Company, then the vesting of outstanding Options shall be deemed to occur at the earlier of (i) the original vesting date, or (2) at the rate of twenty-five (25%) percent per year. If, however, the Options were prior performance Options, they shall be deemed to vest immediately.

   10. PROVISION OF INFORMATION. Each Optionee shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

   11. NONTRANSFERABILITY OF OPTIONS. During the lifetime of the optionee, an option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, a Nonstatutory Stock Option shall be assignable or transferable to the extent permitted by the Board and set forth in the Option Agreement evidencing such Option.

   12.   EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH.

         12.1 EMPLOYMENT. If an Optionee's status as an employee of the Company terminates for any reason, other than termination "for cause" or disability, before the date of expiration of the Incentive Stock Options held by such



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Optionee, such Incentive Stock Options shall become null and void on the day three months following the date of such termination. A termination "for cause" shall include a breach of the Confidentiality, Non-Disclosure and Ownership Agreement between the Optionee and the Company, in which event the Incentive Stock Options shall become null and void as of the date of termination of employment. For an Optionee who terminates employment with the Company due to disability, as defined in Code Section 22(e)(3), the three month period specified in the first sentence shall become one year.

         12.2 DEATH. In the event of the death of an Optionee, the executors, administrators, legatees or distributes of the estate of the Optionee shall have the right to exercise any options which become exercisable prior to or on account of the Optionee's death, but only within a period of twelve months from the date of the Optionee's death (but in no event later than the termination date of the Option), after which time any unexercised portion of all outstanding options shall expire.

   13. INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

14. TERMINATION OR AMENDMENT OF PLAN. The Board may terminate or amend the Plan at any time. However, subject to changes in the law or other legal requirements that would permit otherwise, without the approval of the Company's stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no expansion in the class of persons eligible to receive


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Nonstatutory Stock Options. In any event, no termination or amendment of the
Plan may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such termination or amendment is required to enable an option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law or government regulation.

   15.   MISCELLANEOUS.

         15.1 OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other stock option or incentive plans in effect for the officers, employees, Directors or Consultants of the Company, nor shall the Plan preclude the establishment of any other stock option or incentive plans for the Company.

         15.2 NO OBLIGATION TO EXERCISE. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

         15.3 SUCCESSORS AND ASSIGNS. The Plan shall be binding on the successors and assigns of the Company.

         15.4 SINGULAR, PLURAL GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine.

         15.5 HEADINGS, ETC. Headings of Articles, Paragraphs and Sections are inserted for convenience of reference; they constitute no part of the Plan.

         15.6 GOVERNING LAW. Except as otherwise required by law, the validity, construction and administration of this Plan shall be determined under the laws of the Stare of New York.


    IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing is the SYSTEMS/LINK CORPORATION 1999 STOCK OPTION PLAN, as duly adopted by the Board on February 17, 1999.


                                             /s/ WARREN A. SCHAD
                                             -----------------------------------
                                             Warren A. Schad, Secretary

                            [SYSTEMSLINK LETTERHEAD]



                                     [Date]

<<FirstName>> <<LastName>>
<<Address1>>
<<Address2>>

                     Re: Notice of Grant of Stock Option and
                         Incentive Stock Option Agreement

Dear<<Title>><<LastName>>:

        At the direction of the Board of Directors ("Board") of Systems/Link Corporation (the "Corporation"), you are hereby notified that the Board has granted to you an incentive stock option, pursuant to the Systems/Link Corporation 1999 Stock Option Plan ("Plan") adopted by the Corporation.

        The option granted to you is to purchase <<Shares>> shares of the Common Stock of the Corporation at the price of $__ per share. The Date of Grant of this option was ______, and it is the determination of the Board that on that date the fair market value of the Corporation's Common Stock was $____ per share.

        I enclose a certified copy of the Plan governing the option granted to you, and your attention is invited to all the provisions of the Plan. You will observe that the Plan does not require that you exercise this option as to any particular number of shares at one time, except as discussed in subparagraph 1 below, but this option must be exercised, if at all and to the extent exercised, by not later than ten (10) years from the date of grant.

        Your stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following:

           1.  In consideration of your anticipated Future Performance with the
               Corporation:

               a. Your option will vest in four (4) years; thus you may not exercise your option to purchase until __________.

               b. If the Future Performance options are affected by a Transfer of Control (Article 8 of the Plan) or an Initial Public Offering of Stock (Article 9 of the Plan), the options shall be deemed to vest at the rate of twenty-five (25%) percent per year, but they shall fully vest at the original vesting date set forth in subparagraph 1 above.

           2. Subject to subparagraph 1 above, your option may be exercised by you but only by you at any time during your lifetime (limited by 10 years from the date of grant) and prior to the expiration of the three (3) months following the termination of your employment, so long as said termination of employment was not by the Corporation for cause. A breach of the Confidentiality, Non-Disclosure and Ownership Agreement between you and the Corporation shall be deemed a termination for cause.

           3. In the event of your death i) while you are an employee, or ii) within three months from the date of termination of your employment, so long as said termination of employment was not by the Corporation for cause, your option may be exercised by your estate, or by the person to whom such right devolves from you by reason of your death, at any time prior to one year after the date of your death or ten years after the date of grant, whichever date first arrives, but only to the extent that it was exercisable at the date of termination of your employment.

           4. Your option is nontransferable, otherwise than as may be occasioned by your death, and then only to your estate or according to the terms of your will or the provision of applicable laws of descent and distribution.

           5. In the event that the right to exercise your option is passed to your estate, or to a person to whom such right devolves by reason of your death, then your option shall be nontransferable in the hands of your executor or administrator or of such person, except that your option may be distributed by your executor or administrator to the distributees of your estate as a part of your estate.

           6. Upon exercise of this option you must, among other things, represent to the Corporation that the Shares are being acquired by you as an investment and not with a view to, or for sale in connection with, a distribution of any thereof.

    At the time or times when you wish to exercise this option, in whole or in part, please refer to the provisions of the Plan dealing with the methods and formalities of exercising your option. We recommend that you consult with your personal tax advisor as to the tax consequences of the receipt or exercise of this option, or the sale of the stock hereunder.

    Upon your countersignature of the enclosed copy of this letter and return thereof to me, said letter shall constitute the Incentive Stock Option Agreement within the meaning of the Plan.


                                             Systems/Link Corporation



                                             BY: Dubi Silverstein,
                                                 Chairman of the Board



ACCEPTED AND AGREED:                         DATED:


-----------------------------------          -----------------------------------
<<FirstName>><<LastName>>

                                     [Date]


<<Title>> <<FirstName>> <<LastName>>
<<Address1>> <<Address2>>
<<City>>, <<State>> <<PostalCode>>


                     Re: Notice of Grant of Stock Option and
                         Incentive Stock Option Agreement

Dear <<Title>> <<FirstName>> <<LastName>>:

        At the direction of the Board of Directors ("Board") of Systems/Link Corporation ("Corporation"), you are hereby notified that the Board has granted to you an incentive stock option, pursuant to the Systems/ Link Corporation 1999 Stock Option Plan ("Plan") adopted by the Corporation.

        The option granted to you is to purchase <<Shares>> shares of the Common Stock of the Corporation at the price of $____ per share. The Date of Grant of this option was _________. It is the determination of the Board that on that date the fair market value of the Corporation's Common Stock was $_____ per share.

        I enclose a certified copy of the Plan governing the option granted to you, and your attention is invited to all the provisions of the Plan. You will observe that the Plan does not require that you exercise this option as to any particular number of shares at one time, except as discussed in subparagraph 1 below, but this option must be exercised, if at all and to the extent exercised, not later than ten (10) years from the date of grant.

        Your stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following:

           1. In consideration of your Prior Performance with the Corporation (i.e., performance at an exceptional or outstanding level over at least two of the past five years):

               a. From _________ through ____________, you may exercise your option to purchase a maximum of _________________________ of the shares optioned to you.

               b. From ______________, through ____________, you may exercise your option to purchase a cumulative maximum of _____ _____________ of the shares optioned to you.

               c. From ______________, through ____________, you may exercise your option to purchase a maximum of ______________ _____________ of the shares optioned to you.

               d. On and after ______________, you may exercise your option to purchase all of the shares optioned to you without limitation.

               e. If the Prior Performance options are affected by a Transfer of
                  Control (Article 8 of the Plan) or an Initial Public Offering of Stock (Article 9 of the Plan), the options shall be deemed to vest immediately and 100% of the shares may be purchased.

           2. Subject to paragraph 1 above, your option may be exercised by you (but only by you) at any time during your lifetime (limited by 10 years from the date of grant) and prior to the expiration of the three (3) months following the termination of your employment, so long as said termination of employment was not by the Corporation for cause. A breach of the Confidentiality, Non-Disclosure and Ownership Agreement between the Corporation and you shall be deemed a termination for cause.

           3. In the event of your death i) while you are an employee, or ii) within three months from the date of termination of your employment, so long as said termination of employment was not by the Corporation for cause, your option may be exercised by your estate, or by the person to whom such right devolves from you by reason of your death, at any time prior to one year after the date of your death or ten years after the date of grant, whichever date first arrives, but only to the extent that it was exercisable at the date of termination of your employment.

           4. Your option is nontransferable, otherwise than as may be occasioned by your death, and then only to your estate or according to the terms of your will or the provision of applicable laws of descent and distribution.

           5. In the event that the right to exercise your option is passed to your estate, or to a person to whom such right devolves by reason of your death, then your option shall be nontransferable in the hands of your executor or administrator or of such person, except that your option may be distributed by your executor or administrator to the distributees of your estate as a part of your estate.

           6. Upon exercise of this option you must, among other things, represent to the Corporation that the Shares are being acquired by you as an investment and not with a view to, or for sale in connection with, a distribution of any thereof.

        At the time or times when you wish to exercise this option, in whole or in part, please refer to the provisions of the Plan dealing with the methods and formalities of exercising your option. We recommend that you consult with your personal tax advisor as to the tax consequences of the receipt or exercise of this option, or the sale of the stock hereunder.

        Upon your countersignature of the enclosed copy of this letter and return thereof to me, said letter shall constitute the Incentive Stock Option Agreement within the meaning of the Plan.

                                             Systems/Link Corporation



                                             BY:
                                                 -------------------------------
                                                 Dubi Silverstein,
                                                 Chairman of the Board

ACCEPTED AND AGREED:                         DATED:


-----------------------------------          -----------------------------------
<<FirstName>> <<LastName>>